Exhibit 99.1

China BAK Announces Involvement in Federal Patent Infringement Lawsuit

          SHENZHEN, China, Sept. 18 /Xinhua-PRNewswire/ -- China BAK Battery, Inc. (“China BAK”, or “BAK”) (Nasdaq: CBAK), today announced that a federal patent infringement suit was filed on September 12, 2006, in the United States District Court for the Northern District of Texas against China BAK.  The suit was brought by the Canadian utility, Hydro-Quebec, and the Board of Regents of the University of Texas System.  The lawsuit also names A123Systems, Inc., Black & Decker Corporation and Black & Decker (U.S.) Inc.  China BAK has an agreement with A123Systems to manufacture high-power lithium phosphate cells, which are used in 36-volt power tools manufactured by a division of Black & Decker.  The lawsuit seems to be a reaction to a lawsuit filed in April 2006 by A123Systems, Inc. against Hydro-Quebec in the United States District Court for the District of Massachusetts.

          The Texas lawsuit alleges that the defendants have infringed on two patents issued in favor of the Board of regents, the ‘382 Patent and the ‘640 Patent.  The Board of Regents, the suit further alleges, licensed the exclusive right to make, use and sell a “significant portion of the field of technology described and claimed in the [Patents]” to Hydro-Quebec.  The lawsuit seeks injunctive relief and damages in an unspecified amount. A123Systems stated that it “believes the countersuit is without merit.”

          In the earlier filed Massachusetts lawsuit, A123Systems sought declaratory relief that A123Systems is not infringing either the ‘382 Patent or the ‘640 Patent, and that the ‘382 Patent and the ‘640 Patent are invalid.

          This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All “forward-looking statements” relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to our business and risks related to operating in China. Please refer to our 10-K for specific details on our risk factors.  Given these risks and uncertainties, you are cautioned not to place undue reliance on forward- looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements. The company undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For more information, please contact:

Company Contact:
Jim Groh
Tel:	+1-843-342-7809
Email:	jim@BAKbattery.com

Or

Investor Relations Contact:
Crocker Coulson
Tel:	+1-310-477-9800, ext. 103
Email:	crocker.coulson@ccgir.com

Or

Keith Watson
617-758-4142
keith@famapr.com

SOURCE  China BAK Battery, Inc.
          -0-                                                            09/18/2006
          /CONTACT:  Company: Jim Groh, +1-843-342-7809, jim@BAKbattery.com; or Investor Relations: Crocker Coulson, +1-310-477-9800, ext. 103, crocker.coulson@ccgir.com; or Keith Watson, +1-617-758-4142, keith@famapr.com/
          (CBAK)